AMENDMENT NO. 3
TO THE
SYMMETRY MEDICAL, INC.
AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

     AMENDMENT NO. 3 (the “Third Amendment”) to the Symmetry Medical, Inc. Amended and Restated 2004 Equity Incentive Plan (the “Plan”), established and maintained by Symmetry Medical, Inc. (the “Company”).

     WHEREAS, Section 20 of the Plan reserves to the Board of Directors of the Company (the “Board”) the right to amend the Plan at any time; and

     WHEREAS, the Board desires to amend the Plan to clarify that re-pricing of awards under the Plan is not permitted without the approval of the stockholders of the Company.

     NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended by the Third Amendment as follows:

1.	Amendment to Plan.

Section 21 is hereby replaced in its entirety by the following:

     21. Amendment or Substitution of Awards under the Amended Plan.

(a) Except as limited herein, the terms of any outstanding award under the Amended Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including any acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares (but only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code); provided that, except as otherwise provided in Section 16, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent. The Committee may, in its discretion, permit holders of awards under the Amended Plan to surrender outstanding awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under the Amended Plan, but only if such surrender, exercise, realization, exchange, or grant (a) would not constitute a distribution of deferred compensation for purposes of Section 409A(a)(3) of the Code or (b) constitutes a distribution of deferred compensation that is permitted under regulations issued pursuant to Section 409A(a)(3) of the Code.

(b) Notwithstanding any provision in the Amended Plan to the contrary, and except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities, or similar transaction(s), no adjustment or reduction of the exercise price of any outstanding Stock Option or SAR in the event of a decline in Stock price is permitted without approval by the Company’s stockholders. The foregoing prohibition includes (i) reducing the exercise price of outstanding Stock Options or SARs, (ii) cancelling outstanding Stock Options or SARs in connection with granting of Stock Options or SARs with a lower exercise price to the same individual, (iii) cancelling a Stock Option or SAR in exchange for a cash or other payment, and (iv) take any other action that would be treated as a re-pricing of a Stock Option or SAR under the rules of the primary stock exchange on which the Stock is listed.

2.	Effective Date of Amendment; Ratification and Confirmation.

The Third Amendment shall become effective upon approval by the Board. In all other respects, the Plan is hereby ratified and confirmed.

3.	Governing Law.

The Third Amendment shall be governed by Delaware law without regard to the principles of conflict of laws thereof, except to the extent such law is preempted by federal law.